Exhibit 99

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      Consolidated Financial Statements and
                        Report of Independent Accountants
                                December 31, 2001

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                      AND REPORT OF INDEPENDENT ACCOUNTANTS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

REPORT OF INDEPENDENT ACCOUNTANTS                                              1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets                                                    2

Consolidated Statements of Operations and Comprehensive Income                 3

Consolidated Statements of Changes in Shareholder's Equity                     4

Consolidated Statements of Cash Flows                                          5

Notes to Consolidated Financial Statements                                     7

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of Financial Security Assurance Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity, and cash flows present fairly, in all material respects, the financial position of Financial Security Assurance Inc. and Subsidiaries (the Company) at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
February 4, 2002

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  ASSETS                            DECEMBER 31,   DECEMBER 31,
                                                                        2001           2000
                                                                     ----------     ----------
Bonds at market value (amortized cost of $2,211,247 and
   $1,979,942)                                                       $2,303,431     $2,084,282
Equity investments at market value (cost of $10,006)                     10,076          9,746
Short-term investments                                                  213,212        112,493
                                                                     ----------     ----------
     Total investments                                                2,526,719      2,206,521

Cash                                                                      5,882          7,053
Deferred acquisition costs                                              240,492        201,136
Prepaid reinsurance premiums                                            420,798        354,117
Reinsurance recoverable on unpaid losses                                 28,880         24,617
Receivable for securities sold                                            3,636          4,595
Investment in unconsolidated affiliate                                   49,726         43,721
Other assets                                                            162,146        140,830
                                                                     ----------     ----------

          TOTAL ASSETS                                               $3,438,279     $2,982,590
                                                                     ==========     ==========

                LIABILITIES AND MINORITY INTEREST AND
                           SHAREHOLDER'S EQUITY

Deferred premium revenue                                             $1,090,332     $  936,826
Losses and loss adjustment expenses                                     114,428        116,336
Deferred federal income taxes                                           133,877        123,121
Ceded reinsurance balances payable                                       34,961         48,784
Payable for securities purchased                                         28,214          5,158
Long-term debt                                                          144,000        120,000
Minority interest                                                        46,157         37,228
Accrued expenses and other liabilities                                  147,638        106,271
                                                                     ----------     ----------

          TOTAL LIABILITIES AND MINORITY INTEREST                     1,739,607      1,493,724
                                                                     ----------     ----------

COMMITMENTS AND CONTINGENCIES

Common stock (400 shares authorized, issued and outstanding; par
   value of $37,500 per share)                                           15,000         15,000
Additional paid-in capital                                              794,797        789,922
Accumulated other comprehensive income [net of deferred
   income tax provision of $29,334 and $34,527]                          62,920         69,553
Accumulated earnings                                                    825,955        614,391
                                                                     ----------     ----------

          TOTAL SHAREHOLDER'S EQUITY                                  1,698,672      1,488,866
                                                                     ----------     ----------

          TOTAL LIABILITIES AND MINORITY INTEREST AND
                         SHAREHOLDER'S EQUITY                        $3,438,279     $2,982,590
                                                                     ==========     ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                   Year Ended December 31,
                                                                                   -----------------------

                                                                              2001           2000           1999
                                                                              ----           ----           ----
REVENUES:
   Net premiums written                                                    $ 319,638      $ 218,138      $ 230,435
                                                                           =========      =========      =========

   Premiums earned                                                           237,741        192,149        174,959
   Net investment income                                                     127,412        119,112         92,552
   Net realized gains (losses)                                                 6,282        (31,468)       (10,090)
   Other income                                                                1,097          1,445          1,307
                                                                           ---------      ---------      ---------

                                  TOTAL REVENUES                             372,532        281,238        258,728
                                                                           ---------      ---------      ---------
EXPENSES:

   Losses and loss adjustment expenses                                        12,497          9,403          8,829
   Policy acquisition costs                                                   41,375         37,602         39,809
   Merger Related Expenses                                                                   33,912
   Other operating expenses                                                   44,198         39,143         33,210
                                                                           ---------      ---------      ---------

                                  TOTAL EXPENSES                              98,070        120,060         81,848
                                                                           ---------      ---------      ---------

Minority interest and equity in earnings of unconsolidated affiliates           (573)        (2,205)        (2,523)
                                                                           ---------      ---------      ---------

INCOME BEFORE INCOME TAXES                                                   273,889        158,973        174,357
                                                                           ---------      ---------      ---------

Provision for income taxes:

   Current                                                                    45,361         23,913         39,765
   Deferred                                                                   15,949         11,725          1,375
                                                                           ---------      ---------      ---------

   Total provision                                                            61,310         35,638         41,140
                                                                           ---------      ---------      ---------

        NET INCOME                                                           212,579        123,335        133,217
                                                                           ---------      ---------      ---------

   OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:

      Unrealized gains (losses) on securities:

         Holding gains (losses) arising during period [net of deferred income tax provision (benefit) of $(7,133), $47,664 and
            $(47,498)]                                                        (2,291)        92,126        (88,211)

         Less: reclassification adjustment for gains (losses) included in net income [net of deferred income tax provision
            (benefit) of $1,940, $(10,375) and $(2,509)]                       4,342        (21,093)        (7,581)
                                                                           ---------      ---------      ---------

         Other comprehensive income (loss)                                    (6,633)       113,219        (80,630)
                                                                           ---------      ---------      ---------

      COMPREHENSIVE INCOME                                                 $ 205,946      $ 236,554      $  52,587
                                                                           =========      =========      =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                             Additional         Unrealized
                                               Common         Paid-In         Gain (Loss) on       Accumulated
                                                Stock         Capital           Investments          Earnings           Total
                                                -----         -------           -----------          --------           -----
BALANCE, December 31, 1998                   $  15,000       $ 694,788           $  36,964          $ 357,839        $ 1,104,591

Net income                                                                                            133,217            133,217

Net change in accumulated comprehensive
   Income (net of deferred income
   tax benefit of $43,417)                                                         (80,630)                              (80,630)

Capital contribution from Parent                               126,439                                                   126,439

Deferred equity payout by Parent                                11,329                                                    11,329
                                             ---------       ---------           ---------          ---------        -----------

BALANCE, December 31, 1999                      15,000         832,556             (43,666)           491,056          1,294,946
Net income                                                                                            123,335            123,335

Net change in accumulated comprehensive
   income (net of deferred income
   tax provision of $58,040)                                                       113,219                               113,219

Stock repurchase                                               (55,000)                                                  (55,000)

Deferred equity payout by Parent                                 8,485                                                     8,485

Capital contribution from Parent                                 3,881                                                     3,881
                                             ---------       ---------           ---------          ---------        -----------

BALANCE, December 31, 2000                      15,000         789,922              69,553            614,391          1,488,866

Net income                                                                                            212,579            212,579

Net change in accumulated comprehensive
   income (net of deferred income
   tax benefit of $5,193)                                                           (6,633)                               (6,633)

Dividends paid                                                                                         (1,589)            (1,589)

Capital contribution from Parent                                 4,875                                                     4,875

Other                                                                                                     574                574
                                             ---------       ---------           ---------          ---------        -----------

BALANCE, December 31, 2001                   $  15,000       $ 794,797           $  62,920          $ 825,955        $ 1,698,672
                                             =========       =========           =========          =========        ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                       Year Ended December 31,
                                                                       -----------------------

                                                                 2001             2000             1999
                                                                 ----             ----             ----
Cash flows from operating activities:
   Premiums received, net                                     $ 287,533      $   225,253      $   230,394
   Policy acquisition and other operating expenses
     paid, net                                                  (79,098)         (73,358)         (41,852)
   Recoverable advances recovered (paid)                         (1,175)           1,495           (2,335)
   Losses and loss adjustment expenses recovered
     (paid)                                                     (18,687)           4,571            3,302
   Net investment income received                               119,744          106,039           84,423
   Federal income taxes paid                                    (35,117)         (27,441)         (44,472)
   Interest paid                                                 (4,500)          (6,000)          (8,168)
   Other                                                          5,385             (208)            (438)
                                                              ---------      -----------      -----------

         Net cash provided by operating activities              274,085          230,351          220,854
                                                              ---------      -----------      -----------

Cash flows from investing activities:
   Proceeds from sales of bonds                                 483,892        1,440,090        1,936,748
   Proceeds from sales of equity investments                                                       74,593
   Purchases of bonds                                          (679,606)      (1,742,929)      (2,129,656)
   Purchases of equity investments                                                                (46,581)
   Purchases of property and equipment                           (4,218)          (3,727)          (1,132)
   Net decrease (increase) in short-term investments            (99,407)         148,445         (161,231)
   Other investments                                              1,672          (14,330)          (2,171)
                                                              ---------      -----------      -----------

         Net cash used for investing activities                (297,667)        (172,451)        (329,430)
                                                              ---------      -----------      -----------

Cash flows from financing activities:
   Surplus notes issued                                          50,000
   Surplus notes repaid                                         (26,000)
   Capital contribution (a)                                                                       110,000
   Dividends paid                                                (1,589)
   Stock repurchase                                                              (55,000)
                                                              ---------      -----------      -----------

         Net cash provided (used) by financing activities        22,411          (55,000)         110,000
                                                              ---------      -----------      -----------

Net increase (decrease) in cash                                  (1,171)           2,900            1,424

Cash at beginning of year                                         7,053            4,153            2,729
                                                              ---------      -----------      -----------

Cash at end of year                                           $   5,882      $     7,053      $     4,153
                                                              =========      ===========      ===========

                                    Continued

(a) In December 1999, the Parent contributed its ownership in XL Financial Assurance Ltd. to the Company at its fair value of $16,439. In 2001 and 2000, the Company received a tax benefit of $4,875 and $3,881, respectively, by utilizing its Parent's losses. These amounts were recorded as a capital contribution.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                             (DOLLARS IN THOUSANDS)

                                                                                      Year Ended December 31,
                                                                                      -----------------------

                                                                                   2001           2000           1999
                                                                                   ----           ----           ----
Reconciliation of net income to net cash flows
   from operating activities:

Net income                                                                    $ 212,579      $ 123,335      $ 133,217

   Increase in accrued investment income                                           (894)        (6,436)        (4,271)

   Increase in deferred premium revenue and related
      foreign exchange adjustment                                                86,825         23,668         54,438

   Decrease (increase) in deferred acquisition costs                            (39,356)        (3,088)         1,511

   Increase in current federal income
      taxes payable                                                              15,910          1,541          4,559

   Increase (decrease) in unpaid losses and loss
      adjustment expenses                                                        (6,171)        13,903         12,231

   Increase (decrease) in amounts withheld for others                            (1,271)            18

   Provision for deferred income taxes                                           15,949         11,725          1,375

   Net realized losses (gains) on investments                                    (6,282)        31,468         10,090

   Depreciation and accretion of bond discount                                   (4,504)        (5,005)        (2,401)

   Minority interest and equity in earnings of
      unconsolidated affiliates                                                     573          2,205          2,523

   Change in other assets and liabilities                                           727         37,017          7,582
                                                                              ---------      ---------      ---------

Cash provided by operating activities                                         $ 274,085      $ 230,351      $ 220,854
                                                                              =========      =========      =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1. ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed and municipal obligations. The Company's underwriting policy is to insure asset-backed and municipal obligations that it determines would be of investment-grade quality without the benefit of the Company's insurance. The asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets, such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by the Company guarantees scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

      The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's insured portfolio consists primarily of asset-backed and municipal obligations originated in the United States of America, but the Company has also written and continues to pursue business in Europe and the Asia Pacific region.

      On July 5, 2000, the Parent completed a merger in which the Parent became a direct subsidiary of Dexia Holdings Inc., which, in turn, is a subsidiary of Dexia Credit Local. Dexia Credti Local is a subsidiary of Dexia S.A. (Dexia), a publicly held Belgian corporation. The net effect of the merger, reflected in the December 31, 2000 financial statements, decreased net income by $28.9 million. In addition, in connection with the merger, the Company repurchased $55,000,000 of its stock from its Parent in July 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America
(GAAP), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 5). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's consolidated balance sheets at December 31, 2001 and 2000 and the reported amounts of revenues and expenses in the consolidated statements of operations and comprehensive income during the years ended December 31, 2001, 2000 and 1999. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses and the deferral and amortization of deferred policy acquisition costs. Actual results may differ from those estimates. Significant accounting policies under GAAP are as follows:

      BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, FSA Insurance Company, Financial Security Assurance International Ltd. (International), and Financial Security Assurance (U.K.) Limited (collectively, the Subsidiaries). All intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the 2001 presentation.

      INVESTMENTS

      Investments in debt securities designated as available for sale are carried at market value. Equity investments are carried at market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholder's equity, net of applicable deferred income taxes. All of the Company's debt and equity securities are classified as available for sale.

      Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at market value, which approximates cost. Cash equivalents are amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less and are included in short-term investments. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

      Investments in unconsolidated affiliates are reported in other assets and are based on the equity method of accounting (see Note 16).

      DERIVATIVES

      The Company has also insured a number of credit default swap agreements that it intends, in each case, to hold for the full term of the agreement. It considers these agreements to be a normal extension of its financial guaranty insurance business, althouth they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, to record losses and loss adjustment expenses as incurred and to record changes in fair value as incurred. Changes in fair value are recorded in premiums earned and in other assets. The Company uses quoted market prices, when available, to determine fair value. If quoted prices are not available, management uses internally developed estimates.

      PREMIUM REVENUE RECOGNITION

      Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of debt insured. Deferred premium revenue and prepaid reinsurance premiums represent the portion of premium that is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

      LOSSES AND LOSS ADJUSTMENT EXPENSES

      A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the net present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. The estimated loss on a transaction is discounted using the then current risk-free rates ranging from 5.79% to 6.1%.

      The Company also maintains a non-specific general reserve, which is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future. The general reserve is calculated by applying a loss factor to the total net par amount outstanding of the Company's insured obligations over the term of such insured obligations and discounting the result at the then current risk-free rates. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and the Company's portfolio characteristics and history.

      Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the net present value of the ultimate net cost of claims. The reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company's actual loss experience, its future mix of business, and future economic conditions.

      DEFERRED ACQUISITION COSTS

      Deferred acquisition costs comprise those expenses that vary with and are primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. Recoverability of deferred acquisition costs is determined by considering anticipated losses and loss adjustment expenses.

      FEDERAL INCOME TAXES

      The provision for income taxes consists of an amount for taxes currently payable and a provision for the deferred tax consequences of temporary differences between tax basis of assets and liabilities and that reported in the financial statements.

      Non-interest bearing tax and loss bonds are purchased for the tax benefit resulting from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds as pre-payments of federal income taxes and includes them in other assets.

      SEGMENT REPORTING

      As a monoline financial guaranty insurer, the Company has no reportable operating segments.

3. INVESTMENTS

      Bonds at amortized cost of $14,579,000 and $11,690,000 at December 31, 2001 and 2000, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

      Consolidated net investment income consisted of the following (in thousands):

                                               Year Ended December 31,
                                               -----------------------

                                        2001             2000            1999
                                        ----             ----            ----
Bonds                                $ 125,531        $ 114,021        $ 87,697

Equity investments                         504              505             893

Short-term investments                   3,652            6,218           6,130

Investment expenses                     (2,275)          (1,632)         (2,168)
                                     ---------        ---------        --------

Net investment income                $ 127,412        $ 119,112        $ 92,552
                                     =========        =========        ========

      The credit quality of bonds at December 31, 2001 was as follows:

                       Rating            Percent of Bonds
                       ------            ----------------
                        AAA                   72.6%
                         AA                   22.6
                         A                     4.7
                       Other                   0.1

The amortized cost and estimated market value of bonds were as follows (in thousands):

                                                                  Gross         Gross         Estimated
                                                Amortized       Unrealized   Unrealized         Market
December 31, 2001                                 Cost            Gains        Losses           Value
                                                  ----            -----        ------           -----

U.S. Treasury securities and obligations
   of U.S. government corporations
   and agencies                                $   66,947       $  2,247       $  (257)       $   68,937

Obligations of states and political
    Subdivisions                                1,692,288         78,706        (5,276)        1,765,718

Foreign securities                                  5,780            806                           6,586

Mortgage-backed securities                        227,954          8,578          (549)          235,983

Corporate securities                              173,776          6,759          (710)          179,825

Asset-backed securities                            44,502          1,984          (104)           46,382
                                               ----------       --------       -------        ----------

     Total                                     $2,211,247       $ 99,080       $(6,896)       $2,303,431
                                               ==========       ========       =======        ==========

December 31, 2000

U.S. Treasury securities and obligations
   of U.S. government corporations
   and agencies                                $   44,117       $  3,545       $    (7)       $   47,655

Obligations of states and political
    subdivisions                                1,504,105         94,442        (1,569)        1,596,978

Foreign securities                                 15,240            630           (91)           15,779

Mortgage-backed securities                        232,586          6,451          (686)          238,351

Corporate securities                              151,996          3,316        (2,142)          153,170

Asset-backed securities                            31,898          1,218          (767)           32,349
                                               ----------       --------       -------        ----------

     Total                                     $1,979,942       $109,602       $(5,262)       $2,084,282
                                               ==========       ========       =======        ==========

The change in net unrealized gains (losses) consisted of (in thousands):

                                                          Year Ended December 31,
                                                          -----------------------

                                                     2001            2000            1999
                                                     ----            ----            ----
Bonds                                              $(12,156)       $171,187       $(119,681)
Equity investments                                      330              72          (3,350)
Other                                                                                (1,017)
                                                   --------        --------       ---------
     Change in net unrealized gains (losses)       $(11,826)       $171,259       $(124,048)
                                                   ========        ========       =========

      The amortized cost and estimated market value of bonds at December 31, 2001, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                       Amortized       Estimated
                                                                         Cost         Market Value
                                                                         ----         ------------
Due in one year or less                                               $    7,051       $    7,260
Due after one year through five years                                     88,784           92,205
Due after five years through ten years                                   187,350          196,059
Due after ten years                                                    1,655,606        1,725,542
Mortgage-backed securities (stated maturities of 1 to 30 years)          227,954          235,983
Asset-backed securities (stated maturities of 2 to 29 years)              44,502           46,382
                                                                      ----------       ----------
     Total                                                            $2,211,247       $2,303,431
                                                                      ==========       ==========

      Proceeds from sales of bonds during 2001, 2000 and 1999 were $483,127,000, $1,404,050,000 and $2,114,131,000, respectively. Gross gains of $8,007,000,
$9,741,000 and $17,907,000 and gross losses of $1,725,000, $41,145,000 and
$30,467,000 were realized on sales in 2001, 2000 and 1999, respectively.

      Proceeds from sales of equity investments during 2001, 2000 and 1999 were $0, $0 and $74,593,000, respectively. Gross gains of $0, $0 and $8,871,000 and gross losses of $0, $0 and $5,008,000 were realized on sales in 2001, 2000 and 1999, respectively. Equity investments had gross unrealized gains of $75,000 and $0 and gross unrealized losses of $5,000 and $260,000 as of December 31, 2001 and 2000, respectively.

4. DEFERRED ACQUISITION COSTS

      Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

                                                            Year Ended December 31,
                                                            -----------------------

                                                     2001             2000             1999
                                                     ----             ----             ----
Balance, beginning of period                      $ 201,136        $ 198,048        $ 199,559
                                                  ---------        ---------        ---------
Costs deferred during the period:
   Ceding commission income                         (41,935)         (42,496)         (52,376)
   Premium taxes                                      9,653            5,934            9,017
   Compensation and other acquisition costs         113,013           77,252           81,657
                                                  ---------        ---------        ---------

                    Total                            80,731           40,690           38,298
                                                  ---------        ---------        ---------

Costs amortized during the period                   (41,375)         (37,602)         (39,809)
                                                  ---------        ---------        ---------

Balance, end of period                            $ 240,492        $ 201,136        $ 198,048
                                                  =========        =========        =========

5. STATUTORY ACCOUNTING PRACTICES

      GAAP for the Company differs in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

o Upfront premiums on municipal business are recognized as earned when related principal and interest have expired rather than over the expected coverage period;

o Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

o A contingency reserve (rather than a general reserve) is computed based on the following statutory requirements:

      1) For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions plus

      2) For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

o Certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

o For New York domiciled insurance companies, federal income taxes are provided only on taxable income for which income taxes are currently payable;

o     Bonds are carried at amortized cost; and

o     Surplus notes are recognized as surplus rather than a liability.

      A reconciliation of net income for the calendar years 2001, 2000 and 1999 and shareholder's equity at December 31, 2001 and 2000, reported by the Company on a GAAP basis, to the amounts reported by the Subsidiaries on a statutory basis, is as follows (in thousands):

Net Income:                                         2001           2000           1999
                                                    ----           ----           ----
GAAP BASIS                                       $ 212,579      $ 123,335      $ 133,217
Premium revenue recognition                        (23,113)       (13,824)       (19,397)
Losses and loss adjustment expenses incurred         3,867         10,233          4,171
Deferred acquisition costs                         (39,356)        (3,088)         1,511
Deferred income tax provision                       15,949         11,725          1,375
Current income tax benefit                          (6,239)           837         (9,266)
Accrual of deferred compensation, net                             (20,328)        22,119
Other                                                9,383          4,869           (124)
                                                 ---------      ---------      ---------

STATUTORY BASIS                                  $ 173,070      $ 113,759      $ 133,606
                                                 =========      =========      =========

                                                                December 31,
                                                                ------------

Shareholder's Equity:                                       2001             2000
                                                            ----             ----
GAAP BASIS                                              $ 1,698,672      $ 1,488,866
Premium revenue recognition                                (141,365)        (124,878)
Loss and loss adjustment expense reserves                    69,071           65,204
Deferred acquisition costs                                 (240,492)        (201,136)
Contingency reserve                                        (784,591)        (608,335)
Unrealized gain on investments, net of deferred tax         (92,254)        (104,080)
Deferred income taxes                                       134,655          123,121
Accrual of deferred compensation                                              52,004
Surplus notes                                               146,762          120,000
Other                                                        18,521           17,580
                                                        -----------      -----------

STATUTORY BASIS SURPLUS                                 $   808,979      $   828,346
                                                        ===========      ===========

SURPLUS PLUS CONTINGENCY RESERVE                        $ 1,593,570      $ 1,436,681
                                                        ===========      ===========

      The U.S. domiciled Subsidiaries file statutory-basis financial statements with state insurance departments in all states in which the Subsidiaries are licensed. On January 1, 2001, significant changes to the statutory basis of accounting became effective. The cumulative effect of these changes, known as Codification guidance, was recorded as a direct adjustment to statutory surplus. The effect of adoption on January 1, 2001 was a $50,293,000 decrease to statutory surplus, which related primarily to the accrual of deferred compensation obligations.

6. FEDERAL INCOME TAXES

      Prior to the merger with Dexia, the Parent, the Company and its Subsidiaries, except International, filed a consolidated federal income tax return. The calculation of each company's tax benefit or liability was controlled by a tax-sharing agreement that based the allocation of such benefit or liability upon a separate return calculation. Dexia Holdings, the Parent and the Company and its Subsidiaries, except International, will file a consolidated federal income tax return for periods subsequent to the merger, under a new tax sharing agreement. The new tax sharing agreement provides that each member's tax benefit or liability is calculated on a separate return basis and that any credits or losses available to the Parent or Dexia Holdings be allocated to the members based on the member's taxable income. At December 31, 2001 and 2000, the Company and its Subsidiaries received benefits from utilizing the Parent's credits and losses of $4,875,000 and $3,881,000, respectively. These amounts have been recorded as capital contributions and reductions in amounts payable to the Parent in the financial statements.

      Federal income taxes have not been provided on substantially all of the undistributed earnings of International, since it is the Company's practice and intent to reinvest such earnings in the operations of these subsidiaries. The cumulative amount of such untaxed earnings was $41,899,000 and $18,629,000 at December 31, 2001 and 2000, respectively.

The cumulative balance sheet effects of deferred federal tax consequences are as follows (in thousands):

                                                       December 31,
                                                       ------------
                                                   2001           2000
                                                   ----           ----
Deferred acquisition costs                      $  78,008      $  65,756
Deferred premium revenue adjustments               19,512         17,077
Unrealized capital gains                           30,179         35,372
Contingency reserves                               70,350         60,608

Undistributed earnings                              1,340            802
                                                ---------      ---------
     Total deferred federal tax liabilities       199,389        179,615
                                                ---------      ---------

Loss and loss adjustment expense reserves         (21,384)       (20,492)
Deferred compensation                             (43,466)       (35,115)
Other, net                                           (662)          (887)
                                                ---------      ---------
     Total deferred federal tax assets            (65,512)       (56,494)
                                                ---------      ---------
Total deferred federal income taxes             $ 133,877      $ 123,121
                                                =========      =========

      No valuation allowance was necessary at December 31, 2001 or 2000.

A reconciliation of the effective tax rate with the federal statutory rate follows:

                                      Year Ended December 31,
                                      -----------------------

                                   2001         2000         1999
                                   ----         ----         ----
Tax at statutory rate              35.0%        35.0%        35.0%
Tax-exempt interest                (9.6)       (14.3)        (9.5)
Income of foreign subsidiary       (3.0)        (2.6)        (1.3)
Merger-related expenses                          4.2
Other                               0.0          0.1         (0.6)
                                   ----        -----         ----

Provision for income taxes         22.4%        22.4%        23.6%
                                   ====        =====         ====

7. DIVIDENDS AND CAPITAL REQUIREMENTS

      Under New York Insurance Law, the Company may pay a dividend without the prior approval of the Superintendent of Insurance of the State of New York (the New York Superintendent) only from earned surplus subject to the maintenance of a minimum capital requirement. In addition, the dividend, together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2001, the Company had $77,052,000 available for the payment of dividends over the next twelve months. However, as a customary condition for approving the application of Dexia for a change in control of the Company, the prior approval of the New York Superintendent is required for any payment of dividends by the Company for a period of two years following such change in control, which began July 5, 2000. In 2001, International paid a preferred dividend of $1,589,000 to its minority interest owner.

8. CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

      The Company has a credit arrangement aggregating $125,000,000 at December 31, 2001, which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. At December 31, 2001, there were no borrowings under this arrangement, which expires on April 26, 2002, if not extended. In addition, there are credit arrangements assigned to specific insured transactions. In August 1994, the Company entered into a facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Under the agreement, which expires in August 2004, the Company can arrange financing for transactions subject to certain conditions. The amount of this facility was $186,911,000, of which $124,261,000 was unutilized at December 31, 2001.

      The Company has a standby line of credit commitment in the amount of $240,000,000 with a group of international banks to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $240,000,000 or the average annual debt service of the covered portfolio multiplied by 5.75%, which amounted to $653,671,000 at December 31, 2001. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. This commitment has a term expiring on April 30, 2008 and contains an annual renewal provision subject to approval by the banks. No amounts have been utilized under this commitment as of December 31, 2001.

      The Company had borrowed $120,000,000 from its Parent in the form of Surplus Notes. These notes carry a simple interest rate of 5.0% per annum. Principal of and interest on the Surplus Notes may be paid at any time at the option of the Company, subject to prior approval of the New York Superintendent and compliance with the conditions to such payments as contained in the New York Insurance Laws. These notes have no stated maturity. The Company paid interest of $4,500,000, $6,000,000 and $8,168,000 in 2001, 2000 and 1999, respectively.
In 2001, with the approval of the New York Superintendent, the Company repaid $26,000,000 of principal and subsequently issued an additional $50,000,000 of notes to its Parent. As of December 31, 2001, the amount of surplus notes outstanding was $144,000,000.

9. EMPLOYEE BENEFIT PLANS

      The Company and its Parent maintain both qualified and non-qualified, non-contributory defined contribution pension plans for the benefit of all eligible employees. The Company and its Parent's contributions are based upon a fixed percentage of employee compensation. Pension expense, which is funded as accrued, amounted to $3,328,000, $3,354,000 and $1,680,000 (net of forfeitures of $1,316,000) for the years ended December 31, 2001, 2000 and 1999, respectively.

      The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by IRS Code, Section 401(k). The Company's contributions are discretionary, and none have been made.

      Performance shares are awarded under the Parent's 1993 Equity Participation Plan. The Plan authorizes the discretionary grant of performance shares by the Human Resources Committee to key employees of the Company. The amount earned for each performance share depends upon the attainment by the Parent of certain growth rates of adjusted book value (or in the case of performance shares issued on or after January 1, 2001, growth in adjusted book value and book value) per outstanding share over a three-year period. No payout occurs if the compound annual growth rate of the Parent's adjusted book value per outstanding share was less than 7% and 200% payout occurs if the compound annual growth rate was 19% or greater. Payout percentages are interpolated for compound annual growth rates between 7% and 19%.

      Performance shares granted under the 1993 Equity Participation Plan were as follows:

          Outstanding      Granted        Earned      Forfeited   Outstanding       Price per
          at Beginning      During        During        During       at End         Share at
            of Year        the Year      the Year      the Year      of Year       Grant Date
            -------        --------      --------      --------      -------       ----------
1999       1,384,508       236,915       352,726       45,672       1,223,025       $53.6250

2000       1,223,025       437,300       540,710       24,781       1,094,834        52.1250

2001       1,094,834       310,200       261,034       12,250       1,131,750        85.3600

      The Company applies APB Opinion 25 and related Interpretations in accounting for the Parent's performance shares. The Company estimates the final cost of these performance shares and accrues for this expense over the performance period. The accrued expense for the performance shares was $46,371,000, $34,248,000, which includes $12,076,000 of merger related costs and $32,963,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Prior to the merger, the performance shares were adjusted to payout from 0 to two common shares of the Parent. The Company recognized a benefit for the difference between the market value of the Parent's common stock and the cost of the stock when it was purchased by an independent trustee (which amount was reimbursed by the Company to its Parent) for shares distributed under the performance share plan. This benefit was recorded by the Company as a capital contribution which totaled $8,485,000 and $11,329,000 in 2000 and 1999, respectively. Had the compensation cost for the Parent's performance shares been determined based upon the provisions of SFAS No. 123, there would have been no effect on the Company's reported net income.

      The Company does not currently provide post-retirement benefits, other than under its defined contribution plans, to its employees, nor does it provide post-employment benefits to former employees other than under its severance plans or employment agreements with members of senior management.

10. COMMITMENTS AND CONTINGENCIES

      The Company leases office space and equipment under non-cancelable operating leases, which expire at various dates through 2007.

      Future minimum rental payments are as follows (in thousands):

                    Year Ended December 31,
                    -----------------------
                              2002                                      $ 3,570
                              2003                                        3,593
                              2004                                        3,597
                              2005                                        3,407
                              2006                                          948
                           Thereafter                                       790
                                                                        -------

                             Total                                      $15,905
                                                                        =======

      Rent expense for the years ended December 31, 2001, 2000 and 1999 was $5,852,000, $4,745,000 and $3,996,000, respectively.

      During the ordinary course of business, the Company and its Subsidiaries have become parties to certain litigation. Management believes that these matters will be resolved with no material impact on the Company's financial position, results of operations or cash flows.

11. REINSURANCE

      The Subsidiaries obtain reinsurance to increase its policy writing capacity, both on an aggregate risk and a single risk basis, to meet state insurance regulatory, rating agency and internal limits, diversify risk, reduce the need for additional capital and strengthen financial ratios. The Subsidiaries reinsure portions of their risks with affiliated (see Note 13) and unaffiliated reinsurers under quota share, first-loss and excess-of-loss treaties and on a facultative basis.

      In the event that any or all of the reinsuring companies were unable to meet their obligations to the Company, or contested such obligations, the Company would be liable for such defaulted amounts. Certain of the reinsuring companies have provided collateral to the Subsidiaries to secure their reinsurance obligations. The Company has also assumed reinsurance of municipal obligations from unaffiliated insurers.

Amounts reinsured were as follows (in thousands):

                                                             Year Ended December 31,
                                                             -----------------------

                                                         2001          2000          1999
                                                         ----          ----          ----
Written premiums ceded                                $ 165,932      $154,187     $ 132,236
Written premiums assumed                                  3,130         9,702           995

Earned premiums ceded                                    99,251        85,175        63,615
Earned premiums assumed                                   3,653         3,312         2,514

Losses and loss adjustment expense payments ceded        (4,199)        1,616        (2,461)
Losses and loss adjustment expense payments assumed                        26             1

                                                              December 31,
                                                              ------------

                                                          2001            2000
                                                          ----            ----
Principal outstanding ceded                           $75,407,703     $57,424,542
Principal outstanding assumed                           2,171,588       1,262,963

Deferred premium revenue ceded                            420,798         354,117
Deferred premium revenue assumed                           14,967          15,490

Losses and loss adjustment expense reserves ceded          28,880          24,617
Losses and loss adjustment expense reserves assumed           703             714

12. OUTSTANDING EXPOSURE AND COLLATERAL

      The Company's policies insure the scheduled payments of principal and interest on asset-backed and municipal obligations. The principal amount insured (in millions) as of December 31, 2001 and 2000 (net of amounts ceded to other insurers) and the terms to maturity are as follows:

                                        December 31, 2001              December 31, 2000
                                        -----------------              -----------------
Terms to Maturity                  Asset-Backed     Municipal     Asset-Backed     Municipal
-----------------                  ------------     ---------     ------------     ---------
0 to 5 Years                         $ 39,913        $  4,483        $16,080        $ 4,010
5 to 10 Years                          32,373          12,508         22,983          9,468
10 to 15 Years                         11,763          22,738          9,268         18,548
15 to 20 Years                          1,260          29,101          1,055         24,995
20 Years and Above                     26,204          36,768         17,873         29,740
                                     --------        --------        -------        -------

                        Total        $111,513        $105,598        $67,259        $86,761
                                     ========        ========        =======        =======

      The principal amount ceded as of December 31, 2001 and 2000 and the terms to maturity are as follows (in millions):

                                        December 31, 2001              December 31, 2000
                                        -----------------              -----------------
Terms to Maturity                  Asset-Backed     Municipal     Asset-Backed     Municipal
-----------------                  ------------     ---------     ------------     ---------
0 to 5 Years                         $  8,386        $  1,979        $ 4,406        $ 1,665
5 to 10 Years                           5,907           3,606          5,681          2,777
10 to 15 Years                          2,251           8,841          2,277          6,192
15 to 20 Years                          1,140          12,514            778         10,208
20 Years and Above                      5,282          25,501          3,142         20,299
                                     --------        --------        -------        -------

                        Total        $ 22,966        $ 52,441        $16,284        $41,141
                                     ========        ========        =======        =======

      The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The gross principal amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral (in millions):

                                                    Net of Amounts Ceded                  Ceded
                                                         December 31,                  December 31,
                                                         ------------                  ------------
Types of Collateral                                  2001            2000           2001           2000
-------------------                                  ----            ----           ----           ----
Residential mortgages                              $ 26,084        $17,113        $ 4,554        $ 3,325
Consumer receivables                                 19,856         16,580          4,981          2,901
Pooled corporate obligations                         61,412         30,459         11,839          8,757
Investor-owned utility obligations                      598            680            314            340
Other asset-backed obligations                        3,563          2,427          1,278            961
                                                   --------        -------        -------        -------

             Total asset-backed obligations        $111,513        $67,259        $22,966        $16,284
                                                   ========        =======        =======        =======

      The gross principal amount of insured obligations in the municipal insured portfolio includes the following types of issues (in millions):

                                                      Net of Amounts Ceded                 Ceded
                                                          December 31,                  December 31,
                                                          ------------                  ------------
Types of Issues                                       2001            2000           2001           2000
---------------                                       ----            ----           ----           ----
General obligation bonds                            $ 42,692        $33,972        $15,512        $ 9,885
Housing revenue bonds                                  4,717          4,141          1,557          1,349
Municipal utility revenue bonds                       16,497         12,343         10,955          8,663
Health care revenue bonds                              5,642          5,686          6,004          5,426
Tax-supported bonds (non-general obligation)          21,982         18,795         10,143          8,748
Transportation revenue bonds                           5,391          4,185          4,760          3,787
Other municipal bonds                                  8,677          7,639          3,510          3,283
                                                    --------        -------        -------        -------

                Total municipal obligations         $105,598        $86,761        $52,441        $41,141
                                                    ========        =======        =======        =======

      In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitizations, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry diversification.

      The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured municipal securities as of December 31, 2001:

                                                         Net Par        Percent of Total      Ceded Par
                                       Number             Amount        Municipal Net Par      Amount
            State                     of Issues        Outstanding     Amount Outstanding    Outstanding
            -----                     ---------        -----------     ------------------    -----------
                                                      (in millions)                         (in millions)
California                                734            $ 15,447             14.6%            $ 5,962
New York                                  540               9,290              8.8               7,384
Texas                                     563               7,529              7.1               4,005
Pennsylvania                              485               6,790              6.4               2,347
Illinois                                  523               5,660              5.4               2,475
Florida                                   191               5,504              5.2               2,550
New Jersey                                382               5,138              4.9               3,034
Michigan                                  325               3,508              3.3               1,240
Washington                                212               3,491              3.3               1,989
Massachusetts                             159               2,953              2.8               1,585
Wisconsin                                 374               2,899              2.8                 694
Ohio                                      141               2,141              2.0               1,467
All Other U.S. Jurisdictions            2,121              32,393             30.7              15,296
International                              47               2,855              2.7               2,413
                                        -----            --------            -----             -------

               Total                    6,797            $105,598            100.0%            $52,441
                                        =====            ========            =====             =======

13. RELATED PARTY TRANSACTIONS

      Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 2001 and 2000 are $2,572,000 and $3,774,000, respectively, for unsettled expense allocations due from the Parent.

      The Company ceded premiums of $30,701,000 and $28,388,000 to Tokio Marine and Fire Insurance Co., Ltd. (Tokio Marine), a partial owner of the Parent prior to the merger, for the years ended December 31, 2000 and 1999, respectively. The amounts included in prepaid reinsurance premiums at December 31, 2000 for reinsurance ceded to Tokio Marine was $89,574,000. Reinsurance recoverable on unpaid losses ceded to Tokio Marine was $7,675,000 at December 31, 2000. The Company ceded losses and loss adjustment expenses of $2,935,000 and $3,376,000 to Tokio Marine for the years ended December 31, 2000 and 1999, respectively. The Company ceded premiums of $12,795,000, $22,581,000 and $19,840,000 to XL
Capital Ltd. (XL) and its subsidiaries, for the years ended December 31, 2001, 2000 and 1999, respectively. The amounts included in prepaid reinsurance premiums at December 31, 2001 and 2000 for reinsurance ceded to XL and its subsidiaries were $27,509,000 and $26,893,000, respectively.

      The Company ceded premiums of $(1,401,000) and $84,000 on a quota share basis to Commercial Reinsurance Company (Comm Re), an affiliate of MediaOne Capital Corporation (MediaOne), a partial owner of the Parent prior to the merger, for the years ended December 31, 2000 and 1999, respectively. The Company assumed premiums of $8,568,000 from Comm Re for the year ended December 31, 2000, in connection with the acquisition of Comm Re. The sellers have either posted a letter of credit or assumed Comm Re's exposure themselves to cover any losses on its exposure at the time of the acquisition, all of which is being accounted for as reinsurance by the Company. The Company ceded losses and loss adjustment expense recoveries of $501,000 and $22,000 to this affiliate for the years ended December 31, 2000 and 1999, respectively.

      The Company had premiums written of $54,295,000 and $4,412,000 in 2001 and 2000, respectively, relating to the guaranty of debt issued by and of debt obligations purchased by FSA Global Funding Limited (Global), a 29% owned investment of the Company's Parent. The amounts included in deferred premium revenue relating to Global transactions are $40,090,000 and $431,000 at December 31, 2001 and 2000, respectively.

      The Company had premiums earned of $7,159,000 for the year ended December 31, 2001 relating to business with affiliates of Dexia. Deferred premium revenue and gross par outstanding relating to those transactions were $4,336,000 and $10,906,755,000, respectively, at December 31, 2001.

      The Company insured $601.0 million of guaranteed investment contracts issued by affiliated companies.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      Bonds and equity investments - The carrying amount represents fair value. The fair value is based upon quoted market price.

      Short-term investments - The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

      Cash, receivable for investments sold and payable for investments purchased - The carrying amount approximates fair value because of the short maturity of these instruments.

      Deferred premium revenue, net of prepaid reinsurance premiums - The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

      Installment premiums - Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

      Notes payable - The Company could not determine the fair value of the notes because the related party debt does not contain normal commercial terms such as a maturity date.

      Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses - The carrying amount is fair value, which is the net present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

                                                          December 31, 2001                           December 31, 2000
                                                          -----------------                           -----------------
                                                    Carrying             Estimated              Carrying              Estimated
                                                     Amount              Fair Value              Amount              Fair Value
                                                     ------              ----------              ------              ----------
Assets:                                                                           (in thousands)
   Bonds                                           $2,303,431            $2,303,431            $2,084,282            $2,084,282
   Equity investments                                  10,076                10,076                 9,746                 9,746
   Short-term investments                             213,212               213,212               112,493               112,493
   Cash                                                 5,882                 5,882                 7,053                 7,053
   Receivable for securities sold                       3,636                 3,636                 4,595                 4,595

Liabilities:
   Deferred premium revenue, net of
      prepaid reinsurance premiums                    669,534               567,629               582,709               495,311
   Losses and loss adjustment expenses,
      net of reinsurance recoverable on
      unpaid losses                                    85,548                85,548                91,719                91,719
   Notes payable                                      144,000                   N/A               120,000                   N/A
   Payable for investments purchased                   28,214                28,214                 5,158                 5,158

Off-balance-sheet instruments:
   Installment premiums                                                     389,479                                     275,992

15. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

      Activity in the liability for losses and loss adjustment expenses, which includes the case basis and general reserves, is summarized as follows (in thousands):

                                                                Year Ended December 31,
                                                                -----------------------

                                                             2001          2000        1999
                                                             ----          ----        ----
Balance at January 1                                      $ 116,336      $ 87,309     $72,007

Less reinsurance recoverable                                 24,617         9,492       6,421
                                                          ---------      --------     -------

Net balance at January 1                                     91,719        77,817      65,586

Incurred losses and loss adjustment expenses:
       Current year                                           8,203         6,672       8,575
       Prior years                                            4,294         2,731         254

Recovered (paid) losses and loss adjustment expenses:
       Current year
       Prior years                                          (18,668)        4,499       3,402
                                                          ---------      --------     -------

Net balance December 31                                      85,548        91,719      77,817

Plus reinsurance recoverable                                 28,880        24,617       9,492
                                                          ---------      --------     -------

     Balance at December 31                               $ 114,428      $116,336     $87,309
                                                          =========      ========     =======

      During 1999, the Company increased its general reserve by $8,829,000, of which $8,575,000 was for originations of new business and $254,000 was for the reestablishment of the general reserve. Also during 1999, the Company transferred to the general reserve $3,549,000 representing recoveries received on prior-year transactions and transferred $4,580,000 from the general reserve to case basis reserves. Giving effect to these transfers, the general reserve totaled $54,971,000 at December 31, 1999.

      During 2000, the Company increased its general reserve by $9,403,000, of which $6,672,000 was for originations of new business and $2,731,000 was for the accretion of the discount of prior years' reserves. Also during 2000, the Company transferred to the general reserve $2,053,000 representing recoveries received on prior-year transactions and transferred $1,223,000 from the general reserve to case basis reserves. Giving effect to these transfers, the general reserve totaled $65,204,000 at December 31, 2000.

      During 2001, the Company increased its general reserve by $12,497,000, of which $8,203,000 was for originations of new business and $4,294,000 was for the accretion of the discount of prior years' reserves. Also during 2001, the Company transferred to the general reserve $89,000 representing recoveries received on prior-year transactions and transferred $8,719,000 from the general reserve to case basis reserves. Giving effect to these transfers, the general reserve totaled $69,071,000 at December 31, 2001.

      The amount of discount taken was approximately $29,578,000, $28,748,000 and $31,113,000 at December 31, 2001, 2000 and 1999, respectively.

16. INVESTMENTS IN UNCONSOLIDATED AFFILIATE

      In November 1998, the Parent invested $19,900,000 to purchase a 19.9% interest in XL Financial Assurance Ltd (XLFA), a financial guaranty insurance subsidiary of XL. In February 1999, the Parent sold $4,900,000 of its interest back to XLFA, giving the Parent a 15.0% interest in XLFA, which it contributed to the Company in December 1999. In December 2000, the Company invested an additional $24,000,000 to maintain its 15.0% interest. The Company's investment in XLFA is accounted for using the equity method of accounting because the Company has significant influence over XLFA's operations. Amounts recorded by the Company in connection with XLFA as of December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                   2001        2000        1999
                                   ----        ----        ----
Investment in XLFA               $49,726     $43,721     $16,631
Equity in earnings from XLFA       8,356       3,090         192
Dividends received from XLFA       1,492         859

      At December 31, 2001 and 2000, the Company's retained earnings included $9,287,000 and $2,423,000 of accumulated undistributed earnings of XLFA.

17. MINORITY INTEREST IN SUBSIDIARY

      In November 1998, International, a Bermuda-based financial guaranty subsidiary of the Company, sold to XL $20,000,000 of preferred shares representing a minority interest in International. In December 1999, International sold to XL an additional $10,000,000 of preferred shares to maintain its minority ownership percentage. The preferred shares are Cumulative Participating Voting Preferred Shares, which in total have a minimum fixed dividend of $1,500,000 per annum. For the years ended December 31, 2001, 2000 and 1999, the Company recognized minority interest of $8,929,000, $5,295,000 and $2,715,000, respectively.

18. RECENTLY ISSUED ACCOUNTING STANDARDS

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 was subsequently amended by SFAS No. 137 and No. 138. These statements established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure the instruments at fair value. At December 31, 2001 and 2000, the Company had a limited number of insurance policies considered to be derivatives for accounting purposes and had no open positions in U.S. Treasury bond futures, call options or other derivative instruments used for hedging purposes. For the year ended December 31, 2001, the Company recorded, as an increase to premiums earned, a fair value adjustment of $6,743,000 relating to these policies. The adoption on January 1, 2001 of this standard did not have a material impact on the Company's financial position, results of operations or cash flows.

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141) and No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001, establishes specific criteria for the recognition of intangible assets separately from goodwill, and requires unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized). These provisions are effective for business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. Certain SFAS No. 141 provisions also apply to purchase business combinations for which the acquisition date was before July 1, 2001. SFAS No. 142 addresses how intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in the financial statements. This statement requires that goodwill no longer be amortized and instead be subject to an impairment test performed at least annually. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 31, 2001. Management believes that the implementation of these standards, on January 1, 2002, will not have a material effect on the Company's financial position, results of operations or cash flows.